STATE OF DELAWARE

CERTIFICATE OF TRUST

OF

DELAWARE WILSHIRE PRIVATE MARKETS MASTER FUND

This Certificate of Trust of Delaware Wilshire Private Markets Master Fund (the “Trust”), a statutory trust, executed by the undersigned trustee, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) (the “Act”), sets forth the following:

FIRST:	The name of the statutory trust formed hereby is: Delaware Wilshire Private Markets Master Fund.

SECOND:	As required by Sections 3807 and 3810 of the Act, the business address of the registered office of the Trust and of the registered agent of the Trust for service of process is:

The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

New Castle County

THIRD:	Subsequent to the filing of this Certificate of Trust and prior to or within 180 days following the first issuance of beneficial interests, the Trust will register with the United States Securities and Exchange Commission as a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

FOURTH:	This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has caused this Certificate of Trust to be duly executed as of this 13th day of March, 2020.

/s/ Michael Beattie
Name:	Michael Beattie
Title:	Trustee